Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and among

CHINA FUHUA NEW MATERIAL HOLDINGS, INC.,

LEADING ASIA PACIFIC INVESTMENT LIMITED,

GOOD WEALTH CAPITAL INVESTMENT LIMITED,

TMK POWER INDUSTRIES LTD.,

HENIAN WU,

ZONGFU WANG,

JUNBIAO HUANG

UNITECH INTERNATIONAL INVESTMENT HOLDINGS LIMITED

and

MING XU

(For Purposes of Section 7.10 Only)

Dated as of December 12, 2008

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange by Unitech	1
1.2.	Closing	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF UNITECH		2
2.1.	Good Title	2
2.2.	Pre-emptive Rights	2
2.3.	Organization	2
2.4.	Power and Authority	2
2.5.	No Conflicts	2
2.6.	Litigation	2
2.7.	No Finder's Fee	2
2.8.	Purchase Entirely for Own Account	3
2.9.	Available Information	3
2.10.	Non-Registration	3
2.11.	Restricted Securities	3
2.12.	Accredited Investor	3
2.13.	Legends	3
2.14.	Additional Legend; Consent	4
2.15.	Disclosure	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE LEADING ASIA COMPANIES		4
3.1.	Organization, Standing and Power	4
3.2.	Leading Asia Subsidiaries; Equity Interests	4
3.3.	Capital Structure	5
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	6
3.6.	Taxes	6
3.7.	Benefit Plans	7
3.8.	Litigation	7
3.9.	Compliance with Applicable Laws	7
3.10.	Brokers; Schedule of Fees and Expenses	8
3.11.	Contracts	8
3.12.	Regulatory Permits	8
3.13.	Title to Properties	8
3.14.	Intellectual Property	8
3.15.	Labor Matters	9
3.16.	Insurance	9
3.17.	Environmental and Safety Matters	9
3.18.	Foreign Corrupt Practices	9
3.19.	Governmental Inquiries	10
3.20.	Additional PRC Representations and Warranties	10
3.21.	Transactions with Affiliates and Employees	11
3.22.	Internal Accounting Controls	11
3.23.	Solvency	11
3.24.	Application of Takeover Protections	12
3.25.	Investment Company	12
3.26.	Disclosure	12
3.27.	Information Supplied	12
3.28.	No Undisclosed Events, Liabilities, Developments or Circumstances	12
3.29.	No Additional Agreements	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FUHUA		13
4.1.	Organization, Standing and Power	13
4.2.	Subsidiaries; Equity Interests	13
4.3.	Capital Structure	13

TABLE OF CONTENTS

4.4.	Authority; Execution and Delivery; Enforceability	14
4.5.	No Conflicts; Consents	14
4.6.	SEC Documents; Undisclosed Liabilities	14
4.7.	Absence of Changes in Benefit Plans	15
4.8.	ERISA Compliance; Excess Parachute Payments	15
4.9.	Litigation	15
4.10.	Compliance with Applicable Laws	15
4.11.	Contracts	16
4.12.	Title to Properties	16
4.13.	Intellectual Property	16
4.14.	Labor Matters	16
4.15.	Foreign Corrupt Practices	16
4.16.	Transactions With Affiliates and Employees	16
4.17.	Investment Company	17
4.18.	Absence of Certain Changes or Events	17
4.19.	Information Supplied	17
4.20.	No Undisclosed Events, Liabilities, Developments or Circumstances	18
4.21.	No Additional Agreements	18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS		18
5.1.	Acquisition of TMK	18
5.2.	Consents and Approvals	18
5.3.	Filings and Registrations	18
ARTICLE VI CONDITIONS TO CLOSING		18
6.1.	Fuhua Conditions Precedent	18
6.2.	Leading Asia and Unitech Conditions Precedent	20
ARTICLE VII COVENANTS		22
7.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	22
7.2.	Public Announcements	22
7.3.	Fees and Expenses	22
7.4.	Continued Efforts	22
7.5.	Exclusivity	22
7.6.	Filing of 8-K	22
7.7.	Furnishing of Information	23
7.8.	Access	23
7.9.	Preservation of Business	23
7.10.	Indemnification	23
7.11.	Delivery of Leading Asia Financial Statements; Liabilities	24
7.12.	Absence of Certain Changes or Events	25
7.13.	Preparation of Disclosure Letters	26
ARTICLE VIII MISCELLANEOUS		26
8.1.	Notices	26
8.2.	Amendments; Waivers; No Additional Consideration	27
8.3.	Termination	27
8.4.	Replacement of Securities	28
8.5.	Remedies	28
8.6.	Interpretation	28
8.7.	Severability	29
8.8.	Counterparts; Facsimile Execution	29
8.9.	Entire Agreement; Third Party Beneficiaries	29
8.10.	Governing Law	29
8.11.	Assignment	29

Annex A Definitions

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of December 12, 2008, is by and among China Fuhua New Material Holdings, Inc., a Delaware corporation ("Fuhua"), Leading Asia Pacific Investment Limited, a British Virgin Islands company ("Leading Asia"), Good Wealth Capital Investment Limited, a Hong Kong company ("Good Wealth"), TMK Power Industries Ltd., a PRC company ("TMK", and together with Leading Asia and Good Wealth, the "Leading Asia Companies"), Henian Wu, Zongfu Wang and Junbiao Huang (such individuals being referred to herein as the "Founders"), the sole shareholder of Leading Asia, Unitech International Investment Holdings Limited, a British Virgin Islands company ("Unitech") and Ming Xu (for purposes of Section 7.10 only). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties." Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Leading Asia has 50,000 shares of capital stock (the "Leading Asia Stock") issued and outstanding, all of which are held by Unitech. Unitech has agreed to transfer all of its Leading Asia Stock in exchange for a number of newly issued shares of the Common Stock, $.001 par value, of Fuhua (the "Fuhua Stock") that will constitute eighty-four percent (84%) of the issued and outstanding capital stock of Fuhua, on a fully diluted basis, as of and immediately after the Closing.  The number of shares of Fuhua Stock to be received by Unitech is referred to herein as the "Shares".

The exchange of Leading Asia Stock for Fuhua Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

The Board of Directors of each of Fuhua and Leading Asia has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
 Exchange of Shares

1.1.

Exchange by Unitech.  At the Closing, Unitech shall sell, transfer, convey, assign and deliver to Fuhua its Leading Asia Stock free and clear of all Liens in exchange for the Shares.

1.2.

Closing.  The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

ARTICLE II
 Representations and Warranties of Unitech

Unitech hereby represents and warrants to Fuhua as follows.

2.1.

Good Title.  Unitech is the record and beneficial owner, and has good title to its Leading Asia Stock, with the right and authority to sell and deliver such Leading Asia Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Fuhua as the new owner of such Leading Asia Stock in the share register of Leading Asia, Fuhua will receive good title to such Leading Asia Stock, free and clear of all Liens.

2.2.

Pre-emptive Rights.  Unitech has no pre-emptive rights or any other rights to acquire any Leading Asia Stock that have not been waived or exercised.

2.3.

Organization.  Unitech is duly organized and validly existing in its jurisdiction of organization.

2.4.

Power and Authority.  Unitech has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by Unitech to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of Unitech, enforceable against Unitech in accordance with the terms hereof.

2.5.

No Conflicts.  The execution and delivery of this Agreement by Unitech and the performance by Unitech of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to Unitech and (c) will not violate or breach any contractual obligation to which Unitech is a party.

2.6.

Litigation.  There is no pending proceeding against Unitech that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Unitech, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7.

No Finder's Fee.  Unitech has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

2.8.

Purchase Entirely for Own Account.  The Fuhua Stock proposed to be acquired by Unitech hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and Unitech has no present intention of selling or otherwise distributing the Fuhua Stock, except in compliance with applicable securities laws.

2.9.

Available Information.  Unitech has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Fuhua and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Fuhua Stock.

2.10.

Non-Registration.  Unitech understands that the Fuhua Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Unitech's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Fuhua Stock in accordance with Fuhua's charter documents or the laws of its jurisdiction of incorporation.

2.11.

Restricted Securities.  Unitech understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Unitech pursuant hereto, the Shares would be acquired in a transaction not involving a public offering.  Unitech further acknowledges that if the Shares are issued to Unitech in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  Unitech represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12.

Accredited Investor.  Unitech is an "accredited Investor" within the meaning of Rule 501 under the Securities Act and Unitech was not organized for the specific purpose of acquiring the Shares.

2.13.

Legends.   Unitech hereby agrees with Fuhua that the Fuhua Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.14.

Additional Legend; Consent. Additionally, the Fuhua Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Unitech consents to Fuhua making a notation on its records or giving instructions to any transfer agent of Fuhua Stock in order to implement the restrictions on transfer of the Shares.

2.15.

Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
 Representations and Warranties of The Leading Asia Companies

Subject to the exceptions set forth in the Leading Asia Disclosure Letter, the Leading Asia Companies represent and warrant as follows to Fuhua.

3.1.

Organization, Standing and Power.  Each of the Leading Asia Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Leading Asia Companies, a material adverse effect on the ability of any of the Leading Asia Companies to perform their obligations under this Agreement or on the ability of any of the Leading Asia Companies to consummate the Transactions (a "Leading Asia Material Adverse Effect").  Each of the Leading Asia Companies is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Leading Asia Material Adverse Effect.  Leading Asia has delivered to Fuhua true and complete copies of the Leading Asia Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

Leading Asia Subsidiaries; Equity Interests.

(a)

Leading Asia owns 100% of the outstanding equity interests of Good Wealth, which in turn owns 100% of the outstanding equity and economic interests of TMK.  All of such outstanding equity interests have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned as set forth above free and clear of all Liens.

(b)

Except for its interests in Good Wealth and TMK, Leading Asia does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3.

Capital Structure.  The issued and outstanding capital stock of Leading Asia consists of 50,000 ordinary shares.  Except as set forth above, no shares of capital stock or other voting securities of Leading Asia are issued, reserved for issuance or outstanding.  Leading Asia is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of the Leading Asia Companies are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate Laws, the Leading Asia Companies' charter documents, or any Contract to which the Leading Asia Companies are a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Leading Asia Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Leading Asia Companies may vote ("Voting Leading Asia Debt").  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Leading Asia Companies are a party or by which any of them is bound (a) obligating the Leading Asia Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Leading Asia Companies or any Voting Leading Asia Debt, (b) obligating the Leading Asia Companies to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Leading Asia Companies.  As of the date of this Agreement, there are not any outstanding contractual obligations of Leading Asia to repurchase, redeem or otherwise acquire any shares of capital stock of Leading Asia.

3.4.

Authority; Execution and Delivery; Enforceability.

Each of the Leading Asia Companies has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Leading Asia Companies of this Agreement and the consummation by the Leading Asia Companies of the Transactions have been duly authorized and approved by the Board of Directors of each of the Leading Asia Companies and no other corporate proceedings on the part of the Leading Asia Companies are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Leading Asia Companies in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by each of the Leading Asia Companies of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Leading Asia Companies under, any provision of (i) the Leading Asia Companies' charter documents, (ii) any Contract to which the Leading Asia Companies are a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to the Leading Asia Companies or their respective properties or assets, including without limitation, the Leading Asia Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.

(b)

Except as set forth in the Leading Asia Disclosure Letter and for required filings with the SEC and applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Leading Asia Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Each of the Leading Asia Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Leading Asia Companies know of no basis for any such claim.

(b)

Leading Asia's financial statements reflect an adequate reserve for all Taxes payable by the Leading Asia Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Leading Asia Companies, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the Leading Asia Disclosure Letter, the Leading Asia Companies do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Leading Asia Companies (collectively, "Leading Asia Benefit Plans").  As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Leading Asia Companies and any current or former employee, officer or director of the Leading Asia Companies, nor do the Leading Asia Companies have any general severance plan or policy.

(b)

Since December 31, 2007, there has not been any adoption or amendment in any material respect by the Leading Asia Companies of any Leading Asia Benefit Plan.

(c)

Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Leading Asia Companies, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Leading Asia Companies, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Leading Asia Companies provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Leading Asia Companies.

3.8.

Litigation.  There is no Action against or affecting the Leading Asia Companies or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Leading Asia Material Adverse Effect.  Neither the Leading Asia Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws.  Except as would not have a Leading Asia Material Adverse Effect, the business and operations of the Leading Asia Companies have been and are being conducted in accordance with all applicable foreign, federal, state and local Laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities.  Except as would not have a Leading Asia Material Adverse Effect, the Leading Asia Companies are not, and are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Leading Asia Companies' charter documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Leading Asia Companies are a party or by which any of the Leading Asia Companies' properties, assets or rights are bound or affected.  To the best knowledge of the Leading Asia Companies, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Leading Asia Companies are a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  The Leading Asia Companies are not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of the Leading Asia Companies, any event or circumstance relating to the Leading Asia Companies that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers; Schedule of Fees and Expenses.  Except as disclosed in the Leading Asia Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Leading Asia Companies.

3.11.

Contracts.  Except as disclosed in the Leading Asia Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Leading Asia Companies taken as a whole.  None of the Leading Asia Companies are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Leading Asia Material Adverse Effect.

3.12.

Regulatory Permits.  The Leading Asia Companies possess all certificates, approvals, authorizations and permits issued by the appropriate United States federal, state, local, PRC national, provincial or local, and other foreign regulatory authorities necessary to conduct their respective businesses, all of which are valid and in full force and effect, except where the failure to possess such certificates, approvals, authorizations and permits could not, individually or in the aggregate, have or reasonably be expected to result in a Leading Resources Material Adverse Effect.  The Leading Asia Companies have performed in all material respects all of their obligations with respect to such certificates, approvals, authorizations and permits and no event has occurred that allows, or after notice or lapse of time, would allow, revocation or termination thereof, and none of the Leading Asia Companies has received any notice of proceedings relating to the revocation or modification of any such certificates, approvals, authorizations and permits.

3.13.

Title to Properties.  Except as set forth in the Leading Asia Disclosure Letter, none of the Leading Asia Companies owns any real property.  The Leading Asia Companies have sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Leading Asia Companies have leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Leading Asia Companies to conduct business as currently conducted.

3.14.

Intellectual Property.  The Leading Asia Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Leading Asia Companies taken as a whole, a description of which is set forth in the Leading Asia Disclosure Letter.  There are no claims pending or, to the knowledge of the Leading Asia Companies, threatened that the Leading Asia Companies are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the best knowledge of the Leading Asia Companies, no person is infringing the rights of the Leading Asia Companies with respect to any Intellectual Property Right.

3.15.

Labor Matters.  There are no collective bargaining or other labor union agreements to which the Leading Asia Companies is a party or by which any of them is bound.  No material labor dispute exists or, to the best knowledge of the Leading Asia Companies, is imminent with respect to any of the employees of the Leading Asia Companies.

3.16.

Insurance.  Except as set forth in the Leading Asia Disclosure Letter, the Leading Asia Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Leading Asia Companies are engaged and in the geographic areas where they engage in such businesses.  The Leading Asia Companies have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Leading Asia Companies respective lines of business.

3.17.

Environmental and Safety Matters.  Except as set forth in the Leading Asia Disclosure Letter and except as would not have a Leading Asia Material Adverse Effect:

(a)

The Leading Asia Companies have at all time been and are in compliance with all Environmental Laws applicable to the Leading Asia Companies.

(b)

There are no Actions pending or threatened against the Leading Asia Companies alleging the violation of any Environmental Law or environmental permit applicable to the Leading Asia Companies or alleging that the Leading Asia Companies are potentially responsible parties for any environmental site contamination.

(c)

Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Entity or third parties under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety ("Environmental Laws") applicable to the Leading Asia Companies.

3.18.

Foreign Corrupt Practices.  None of the Leading Asia Companies, nor, to the Leading Asia Companies' best knowledge, any director, officer, agent, employee or other person acting on behalf of any of the Leading Asia Companies has, in the course of its actions for, or on behalf of, any of the Leading Asia Companies (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.19.

Governmental Inquiries.  The Leading Asia Companies have provided to Fuhua a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Leading Asia Companies from any Governmental Entity, and the Leading Asia Companies' response thereto, and each material written statement, report or other document filed by the Leading Asia Companies with any Governmental Entity.

3.20.

Additional PRC Representations and Warranties.

(a)

All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the Leading Asia Companies have been duly obtained from the relevant PRC Governmental Entities and are in full force and effect.

(b)

All filings and registrations with the PRC Governmental Entities required in respect of the Leading Asia Companies and their operations, including, without limitation, the registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities or the corresponding provincial or municipal branches of these governmental authorities, where applicable, have been duly completed in accordance with the relevant PRC rules and regulations, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Leading Asia Material Adverse Effect.

(c)

The Leading Asia Companies have complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered capital, the payment schedule of which has been approved by the relevant PRC Governmental Entities. There are no outstanding rights of, or commitments made by the Leading Asia Companies to sell any of their respective equity interests.

(d)

None of the Leading Asia Companies is in receipt of any letter or notice from any relevant PRC Governmental Entities notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Entity for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Leading Asia Companies, except such revocation as does not, and would not, individually or in the aggregate, have a Leading Asia Material Adverse Effect.

(e)

The Leading Asia Companies have conducted their respective business activities within their permitted scope of business or have otherwise operated their respective businesses in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Entities other than such non-compliance that do not, and would not, individually or in the aggregate, have a Leading Asia Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Leading Asia Companies' business which is subject to periodic renewal, none of the Leading Asia Companies has any knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Entities.

(f)

With regard to employment and staff or labor, the Leading Asia Companies have complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, housing provident fund, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Leading Asia Material Adverse Effect.

3.21.

Transactions with Affiliates and Employees.  Except as set forth in the Leading Asia Disclosure Letter, none of the officers or directors of Leading Asia and, to the knowledge of Leading Asia, none of the employees of Leading Asia is presently a party to any transaction with Leading Asia (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Leading Asia, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.22.

Internal Accounting Controls.  The Leading Asia Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Each of the Leading Asia Companies has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to the Leading Asia Companies are made known to the officers by others within those entities.  The officers of each of the Leading Asia Companies have evaluated the effectiveness of the Leading Asia Companies' controls and procedures.  Since December 31, 2007, there have been no significant changes in the Leading Asia Companies' internal controls or, to each of the Leading Asia Companies' best knowledge, in other factors that could significantly affect the Leading Asia Companies' internal controls.

3.23.

Solvency.  Based on the financial condition of the Leading Asia Companies as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Leading Asia's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Leading Asia's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Leading Asia's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Leading Asia, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Leading Asia, together with the proceeds Leading Asia would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Leading Asia does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.24.

Application of Takeover Protections.  Leading Asia has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Leading Asia Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to Unitech as a result of Unitech and Leading Asia fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and Unitech's ownership of the Shares.

3.25.

Investment Company.  Each of the Leading Asia Companies is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.26.

Disclosure.  Each of the Leading Asia Companies confirms that neither it nor any person acting on its behalf has provided Unitech or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Fuhua under a current report on Form 8-K filed within four business days after the Closing.  The Leading Asia Companies understand and confirm that Unitech will rely on the foregoing representations and covenants in effecting transactions in securities of Leading Asia.  All disclosure provided to Fuhua regarding the Leading Asia Companies, their business and the Transactions, furnished by or on behalf of the Leading Asia Companies (including the Leading Asia Companies' representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27.

Information Supplied.  None of the information supplied or to be supplied by the Leading Asia Companies for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Fuhua's stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.28.

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to any of the Leading Asia Companies, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Leading Asia Companies under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Leading Asia of its Leading Asia Stock and which has not been publicly announced.  All debts, obligations or liabilities with respect to directors and officers of the Leading Asia Companies will be cancelled prior to the Closing.

3.29.

No Additional Agreements.  None of the Leading Asia Companies has any agreement or understanding with Unitech with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
 Representations and Warranties of Fuhua

Fuhua represents and warrants as follows to Unitech and Leading Asia.

4.1.

Organization, Standing and Power.  Fuhua is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Fuhua, a material adverse effect on the ability of Fuhua to perform its obligations under this Agreement or on the ability of Fuhua to consummate the Transactions (a "Fuhua Material Adverse Effect").  Fuhua is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Fuhua Material Adverse Effect.  Fuhua has delivered to Leading Asia true and complete copies of the Fuhua Charter and the Fuhua Bylaws.

4.2.

Subsidiaries; Equity Interests.  Fuhua does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure.  The authorized capital stock of Fuhua consists of 100,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of undesignated preferred stock, $.001 par value.  As of the date hereof (a) 5,000,000 shares of Fuhua's common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of Fuhua's common stock or preferred stock are held by Fuhua in its treasury.  No shares of capital stock or other voting securities of Fuhua were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of Fuhua are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporate Law, the Fuhua Charter, the Fuhua Bylaws or any Contract to which Fuhua is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Fuhua having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Fuhua's common stock may vote ("Voting Fuhua Debt").  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Fuhua is a party or by which it is bound (a) obligating Fuhua to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Fuhua or any Voting Fuhua Debt, (b) obligating Fuhua to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Fuhua.  As of the date of this Agreement, there are not any outstanding contractual obligations of Fuhua to repurchase, redeem or otherwise acquire any shares of capital stock of Fuhua.  Fuhua is not a party to any agreement granting any securityholder of Fuhua the right to cause Fuhua to register shares of the capital stock or other securities of Fuhua held by such securityholder under the Securities Act.

4.4.

Authority; Execution and Delivery; Enforceability.  The execution and delivery by Fuhua of this Agreement and the consummation by Fuhua of the Transactions have been duly authorized and approved by the Board of Directors of Fuhua and no other corporate proceedings on the part of Fuhua are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Fuhua, enforceable against Fuhua in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by Fuhua of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Fuhua under, any provision of (i) the Fuhua Charter or Fuhua Bylaws, (ii) any material Contract to which Fuhua is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to Fuhua or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Fuhua Material Adverse Effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Fuhua in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state "blue sky" laws, as may be required in connection with this Agreement and the Transactions.

4.6.

SEC Documents; Undisclosed Liabilities.

(a)

Fuhua has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 1, 2008 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the "SEC Reports").

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report.  Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Fuhua included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Fuhua and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the SEC Reports, Fuhua has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Fuhua or in the notes thereto.

4.7.

Absence of Changes in Benefit Plans.  From the date of the Fuhua Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by Fuhua of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Fuhua.  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Fuhua and any current or former employee, officer or director of Fuhua, nor does Fuhua have any general severance plan or policy.

4.8.

ERISA Compliance; Excess Parachute Payments.  Fuhua does not, and since its inception never has, maintained or contributed to any "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) or any other Fuhua Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Fuhua.

4.9.

Litigation.  Except as disclosed in the SEC Reports, there is no Action against or affecting Fuhua or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Fuhua Material Adverse Effect.  Neither Fuhua, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10.

Compliance with Applicable Laws.  Except as disclosed in the SEC Reports, Fuhua is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Fuhua Material Adverse Effect.  Fuhua has not received any written communication during the past two years from a Governmental Entity that alleges that Fuhua is not in compliance in any material respect with any applicable Law.

4.11.

Contracts.  Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Fuhua taken as a whole.  Fuhua is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Fuhua Material Adverse Effect.

4.12.

Title to Properties.  Fuhua has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Fuhua has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Fuhua to conduct business as currently conducted.

4.13.

Intellectual Property.  Fuhua does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of Fuhua, threatened that Fuhua is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.

Labor Matters.  There are no collective bargaining or other labor union agreements to which Fuhua is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of Fuhua, is imminent with respect to any of the employees of Fuhua.

4.15.

Foreign Corrupt Practices.  Neither Fuhua, nor to Fuhua's knowledge, any director, officer, agent, employee or other person acting on behalf of Fuhua has, in the course of its actions for, or on behalf of, Fuhua (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.16.

Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of Fuhua and, to the knowledge of Fuhua, none of the employees of Fuhua is presently a party to any transaction with Fuhua (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Fuhua, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.

Investment Company.  Fuhua is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.18.

Absence of Certain Changes or Events.  From the date of the most recent audited financial statements of Fuhua (the "Fuhua Financial Statements") to the date of this Agreement, Fuhua has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of Fuhua from that reflected in the Fuhua Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Fuhua Material Adverse Effect;

(b)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Fuhua, except in the ordinary course of business and the satisfaction or discharge of which would not have a Fuhua Material Adverse Effect;

(c)

any material change to a material Contract by which Fuhua or any of its assets is bound or subject;

(d)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e)

any mortgage, pledge, transfer of a security interest in or lien created by Fuhua with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Fuhua's ownership or use of such property or assets;

(f)

any loans or guarantees made by Fuhua to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(g)

any declaration, setting aside or payment or other distribution in respect of any of Fuhua's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Fuhua;

(h)

any alteration of Fuhua's method of accounting or the identity of its auditors;

(i)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Fuhua stock option plans; or

(j)

any arrangement or commitment by Fuhua to do any of the things described in this Section 4.18.

4.19.

Information Supplied.  None of the information supplied or to be supplied by Fuhua for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Fuhua's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.20.

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Fuhua, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Fuhua under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Fuhua of its common stock and which has not been publicly announced.

4.21.

No Additional Agreements.  Fuhua does not have any agreements or understandings with Unitech with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
 Representations and Warranties of the Founders

Each of the Founders hereby represents and warrants to Fuhua, Leading Asia and Unitech as follows.

5.1.

Acquisition of TMK.  The transfer by the Founders of their equity and economic interests in TMK to Good Wealth (the "Acquisition") has been fully consummated and is in full force and effect under the Laws of the PRC and Good Wealth is the sole registered and beneficial owner of all such equity and economic interests of TMK.

5.2.

Consents and Approvals.  All consents, approvals, authorizations or licenses required under PRC law in respect of the Acquisition have been duly obtained from the relevant PRC Governmental Entities and are in full force and effect.  None of the Founders is in receipt of any letter or notice from any relevant PRC Governmental Entity notifying him or her of the revocation, or otherwise questioning the validity, of the Acquisition, or the need for compliance or remedial actions in respect of the Acquisition.

5.3.

Filings and Registrations.  All filings and registrations with PRC Governmental Entities required in respect of the Acquisition, including, without limitation, registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities or corresponding provincial or municipal branches of such governmental authorities, where applicable, have been duly completed in accordance with relevant PRC Law.

ARTICLE VI
 Conditions to Closing

6.1.

Fuhua Conditions Precedent.  The obligations of Unitech and Leading Asia to enter into and complete the Closing are subject, at the option of Unitech and Leading Asia, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Unitech and Leading Asia in writing:

(a)

Representations and Covenants.  The representations and warranties of Fuhua contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Fuhua shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Fuhua on or prior to the Closing Date.  Fuhua shall have delivered to Unitech and Leading Asia a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Leading Asia or Unitech, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Fuhua.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2008 which has had or is reasonably likely to cause a Fuhua Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Fuhua, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Leading Asia and Unitech.

(e)

SEC Reports.  Fuhua shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(f)

Secretary's Certificate.  Fuhua shall have delivered to Leading Asia a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Fuhua Charter, Fuhua Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g)

Good Standing Certificate.  Fuhua shall have delivered to Leading Asia a certificate of good standing of Fuhua dated within five (5) business days of Closing issued by the Secretary of State of Delaware.

(h)

Resignations and Appointments.  Fuhua shall have delivered to Leading Asia a letter of resignation from Ming Xu resigning from all offices he holds with Fuhua effective upon the Closing and from his position as a director of Fuhua that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Fuhua to its stockholders and evidence of the election of (A) the person identified by Leading Asia as a director effective as of the Closing, (B) such other directors as Leading Asia may designate effective upon the resignation of Ming Xu on the tenth (10th) day following the mailing of the 14f-1 Notice and (C) the officers designated by Leading Asia effective as of the Closing.

(i)

Release.  The current directors, officers and sole stockholder of Fuhua shall have executed and delivered a release in favor of Fuhua, Leading Asia and Unitech.

(j)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Fuhua for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by Fuhua, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Fuhua Material Adverse Effect.

6.2.

Leading Asia and Unitech Conditions Precedent.  The obligations of Fuhua to enter into and complete the Closing is subject, at the option of Fuhua, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Fuhua in writing.

(a)

Representations and Covenants.  The representations and warranties of Unitech and Leading Asia contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Unitech and Leading Asia shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Unitech and Leading Asia on or prior to the Closing Date.  Each of Unitech and Leading Asia shall have delivered to Fuhua a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Fuhua, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Leading Asia or Unitech.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Leading Asia Financial Statements which has had or is reasonably likely to cause a Leading Asia Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Fuhua, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Unitech and Leading Asia.

(e)

Satisfactory Completion of Due Diligence.  Fuhua shall have completed its legal, accounting and business due diligence of Leading Asia and Unitech and the results thereof shall be satisfactory to Fuhua in its sole and absolute discretion.

(f)

Share Transfer Documents.  Unitech shall have delivered to Fuhua certificate(s) representing its Leading Asia Stock, accompanied by a duly executed instrument of transfer for transfer by Unitech of its Leading Asia Stock to Fuhua.

(g)

Unitech Officer's Certificate.  Unitech shall have delivered to Fuhua a certificate, signed by its authorized officer, certifying that the attached copies of Unitech's Certificate of Incorporation and Memorandum and Articles of Association and resolutions of the Board of Directors of Unitech approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)

Leading Asia Officer's Certificate.  Leading Asia shall have delivered to Fuhua a certificate, signed by its authorized officer, certifying that the attached copies of the Leading Asia Constituent Instruments and resolutions of the Board of Directors of Leading Asia approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(i)

Delivery of Audit Report and Financial Statements.  Leading Asia shall have completed the Leading Asia Financial Statements in accordance with Section 7.11 hereof  and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the Leading Asia Financial Statements shall be satisfactory to Fuhua in its sole and absolute discretion.

(j)

Audited Financial Statements and Form 10 Disclosure.  Leading Asia shall have provided Fuhua and Unitech with reasonable assurances that Fuhua will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the Leading Asia Companies and the requisite Form 10-type disclosure regarding the Leading Asia Companies.

(k)

Delivery of BVI Legal Opinion.  Leading Asia, Unitech and Fuhua shall have received an opinion from Leading Asia' legal counsel in the British Virgin Islands addressed to the Leading Asia Companies, Unitech and Fuhua that confirms the legality under the laws of the British Virgin Islands of the restructuring being effected by the Leading Asia Companies in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to the Leading Asia Companies, Unitech and Fuhua.

(l)

Delivery of PRC Legal Opinion.  Leading Asia, Unitech and Fuhua shall have received an opinion from Leading Asia' legal counsel in the People's Republic of China addressed to the Leading Asia Companies, Unitech and Fuhua that confirms the legality under Chinese laws of the restructuring being effected by the Leading Asia Companies in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to the Leading Asia Companies, Unitech and Fuhua.

(m)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Unitech or Leading Asia for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Unitech or Leading Asia, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Leading Asia Material Adverse Effect.

ARTICLE VII
 Covenants

7.1.

Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)

As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, Leading Asia and Fuhua shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement.  Fuhua shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)

Fuhua shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Fuhua Stock in connection with this Agreement.

7.2.

Public Announcements.  Fuhua and Leading Asia will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.

Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4.

Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5.

Exclusivity.  Neither Fuhua nor Leading Asia shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Fuhua or Leading Asia (as applicable), or any assets of Fuhua or Leading Asia (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.6.

Filing of 8-K. Fuhua shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Leading Asia and the requisite Form 10 disclosure regarding the Leading Asia Companies.

7.7.

Furnishing of Information.  As long as Unitech owns the Shares, Fuhua covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Fuhua after the date hereof pursuant to the Exchange Act.  As long as Unitech owns the Shares, if Fuhua is not required to file reports pursuant to such laws, it will prepare and furnish to Unitech and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for Unitech to sell Shares under Rule 144.  Fuhua further covenants that it will take such further action as Unitech or any subsequent holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.8.

Access.  Each of Fuhua, the Leading Asia Companies and Unitech shall permit representatives of any other parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

7.9.

Preservation of Business.  From the date of this Agreement until the Closing Date, each of Leading Asia and Fuhua shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

7.10.

Indemnification.

(a)

Fuhua shall to the fullest extent permitted under applicable Law or the Fuhua Charter and Bylaws, indemnify and hold harmless, each stockholder, officer, director, employee and direct or indirect investor  of Fuhua, and any of their agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by  this Agreement) (collectively, the "Fuhua Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such  Fuhua Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (each, a "Indemnified Liability" and collectively, the "Indemnified Liabilities"),  incurred by any Fuhua Indemnitee as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Fuhua in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of Fuhua contained in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Fuhua Indemnitee by a third party and arising out of or resulting from (x) the execution, delivery, performance or enforcement of the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (y) Indemnified Liabilities based upon any matter relating to Fuhua that occurred on or prior to the date hereof;

(b)

Ming Xu shall to the fullest extent permitted under applicable Law, indemnify and hold harmless,  each stockholder, officer, director, employee and direct or indirect investor of Fuhua and the Asia Leading Companies, and any of their agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Asia Leading Indemnitees") from and against any and all Indemnified Liabilities,  incurred by any Asia Leading Indemnitee as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Ming Xu in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of Ming Xu contained in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Asia Leading Indemnitee by a third party and arising out of or resulting from (x) the execution, delivery, performance or enforcement of the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (y) Indemnified Liabilities based upon any matter relating to Fuhua and Ming Xu that occurred on or prior to the date hereof;.

(c)

This Section 7.10 shall survive the consummation of the Transactions contemplated by this Agreement and upon the execution hereof, is intended to benefit the indemnitees, shall be binding on all successors and assigns of the indemnitees and indemnitors hereunder, and shall be enforceable by the indemnitees.

7.11.

Delivery of Leading Asia Financial Statements; Liabilities.

(a)

Leading Asia hereby covenants and agrees to deliver to Fuhua, within the earlier of (i) fifteen (15) days of the date hereof or (ii) the Closing Date, its audited financial statements for the fiscal years ended December 31, 2007 and 2006 and its unaudited financial statements for the nine months ended September 30, 2008 and September 30, 2007 (collectively, the "Leading Asia Financial Statements"), prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Leading Asia Financial Statements shall fairly present in all material respects the financial condition and operating results of the Leading Asia Companies, as of the dates, and for the periods, indicated therein.

(b)

The Leading Asia Companies shall not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the Leading Asia Financial Statements, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Leading Asia Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Leading Asia Material Adverse Effect.

7.12.

Absence of Certain Changes or Events.

(a)

From the date of the Leading Asia Financial Statements to the Closing Date, the Leading Asia Companies shall conduct their business only in the ordinary course, and during such period there shall not be:

(b)

any change in the assets, liabilities, financial condition or operating results of the Leading Asia Companies, except changes in the ordinary course of business that have not caused, in the aggregate, a Leading Asia Material Adverse Effect;

(c)

any damage, destruction or loss, whether or not covered by insurance, that would have a Leading Asia Material Adverse Effect;

(d)

any waiver or compromise by any of the Leading Asia Companies of a valuable right or of a material debt owed to it;

(e)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any of the Leading Asia Companies, except in the ordinary course of business and the satisfaction or discharge of which would not have a Leading Asia Material Adverse Effect;

(f)

any material change to a material Contract by which any of the Leading Asia Companies or any of their respective assets is bound or subject;

(g)

any mortgage, pledge, transfer of a security interest in, or lien, created by any of the Leading Asia Companies, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair any of the Leading Asia Companies' ownership or use of such property or assets;

(h)

any loans or guarantees made by any of the Leading Asia Companies to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(i)

any alteration of the Leading Asia Companies' method of accounting or the identity of its auditors;

(j)

any declaration or payment of dividend or distribution of cash or other property to Unitech or any purchase, redemption or agreements to purchase or redeem any Leading Asia Stock;

(k)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing Leading Asia stock option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(l)

any arrangement or commitment by any of the Leading Asia Companies to do any of the things described in this Section 7.12.

7.13.

Preparation of Disclosure Letters.  The Parties acknowledge and agree that  Leading Asia has not yet delivered the Leading Asia Disclosure Letter and Fuhua has not completed its due diligence investigation of Leading Asia and Unitech. Leading Asia shall deliver to Fuhua the Leading Asia Disclosure Letter, including copies of all agreements, and other documents referred to thereon, in final form within at least 2 business days prior to the Closing.  Fuhua shall have 2 business days following delivery of the Leading Asia Disclosure Letter in which to terminate this Agreement if Fuhua objects to any information contained in the Leading Asia Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

ARTICLE VIII
 Miscellaneous

8.1.

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Fuhua, to:

China Fuhua New Material Holdings, Inc.

9595 Wilshire Blvd. Suite #900

Beverly Hills, California 90212.

Attention: Ming Xu

Facsimile: 877-787-1591

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA  94105-2228

Attention:  Scott C. Kline, Esq.

Facsimile: 415.983.1200

If to Leading Asia, to:

San-Jun Industrial Park
Hua Wang Road
Dalang, Shenzhen, China

Attention: Tony Ren

Facsimile: 486-755-28109420

If to Unitech, to:

San-Jun Industrial Park

Hua Wang Road

Dalang, Shenzhen, China

Attention: Tony Ren

Facsimile: +86-755-28109420

If to the Founders, to:

Henian Wu

San-Jun Industrial Park

Hua Wang Road

Dalang, Shenzhen, China

Facsimile: +86-755-28109420

Zongfu Wang

San-Jun Industrial Park

Hua Wang Road

Dalang, Shenzhen, China

Facsimile: +86-755-28109420

Junbiao Huang

San-Jun Industrial Park

Hua Wang Road

Dalang, Shenzhen, China

Facsimile: +86-755-28109420

8.2.

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.3.

Termination.

(a)

The parties may terminate this Agreement as provided below:

(i)

Leading Asia, Fuhua and Unitech may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

Fuhua may terminate this Agreement by giving written notice to Leading Asia and Unitech at any time prior to the Closing (A) in the event Leading Asia, Unitech or any Founder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Fuhua has notified Leading Asia, Unitech and/or the Founder of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that Fuhua objects to any information contained in the Leading Asia Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 7.13 hereof; or (C) if the Closing shall not have occurred on or before ______________ by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Fuhua itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

Leading Asia may terminate this Agreement by giving written notice to Fuhua at any time prior to the Closing (A) in the event Fuhua has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Leading Asia has notified Fuhua of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach;  (B) if the Closing shall not have occurred on or before _____________ by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Leading Asia or Unitech breaching any representation, warranty, or covenant contained in this Agreement).

(b)

If any party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

8.4.

Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Fuhua shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Fuhua of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Fuhua may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.5.

Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Unitech, Fuhua and Leading Asia will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.6.

Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

8.7.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8.

Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9.

Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Leading Asia Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.10.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

8.11.

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA FUHUA NEW MATERIAL HOLDINGS, INC.

By: /s/ Ming Xu
Name: Ming Xu
Title: President

LEADING ASIA PACIFIC INVESTMENT LIMITED

By:
Name:
Title:

GOOD WEALTH CAPITAL INVESTMENT LIMITED

By:
Name:
Title:

TMK POWER INDUSTRIES LTD.

By:
Name:
Title:

UNITECH INTERNATIONAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

HENIAN WU

/s/ HENIAN WU

ZONGFU WANG

/s/ ZONGFU WANG

JUNBIAO HUANG

/s/ JUNBIAO HUANG

For purposes of Section 7.10 only:

MING XU

/s/ MING XU

ANNEX A

Definitions

"Acquisition"

has the meaning set forth in Section 5.1 of this Agreement.

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Agreement" has the meaning set forth in the Preamble of this Agreement.

"Closing" has the meaning set forth in Section 1.2 of this Agreement.

"Closing Date" has the meaning set forth in Section 1.2 of this Agreement.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Environmental Laws" has the meaning set forth in the Section 3.17 of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Founders" has the meaning set forth in the Preamble of this Agreement.

"Fuhua" has the meaning set forth in the Preamble of this Agreement.

"Fuhua Bylaws" means the Bylaws of Fuhua, as amended to the date of this Agreement.

"Fuhua Charter" means the Certificate of Incorporation of Fuhua, as amended to the date of this Agreement.

"Fuhua Financial Statements" has the meaning set forth in the Section 4.18 of this Agreement.

"Fuhua Indemnitees" has the meaning set forth in Section 7.10 of this Agreement.

"Fuhua Material Adverse Effect" has the meaning set forth in the Section 4.1 of this Agreement.

"Fuhua Stock" has the meaning set forth in the Background Section of this Agreement.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Good Wealth" has the meaning set forth in the Preamble of this Agreement.

"Indemnified Liabilities" has the meaning set forth in Section 7.10 of this Agreement.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

"Leading Asia" has the meaning set forth in the Preamble of this Agreement.

"Leading Asia Benefit Plans" has the meaning set forth in Section 3.7 of this Agreement.

"Leading Asia Companies" has the meaning set forth in the Preamble of this Agreement.

"Leading Asia Constituent Instruments" means the memorandum and articles of association of Leading Asia and such other constituent instruments of Leading Asia as may exist, each as amended to the date of this Agreement.

"Leading Asia Disclosure Letter" means the letter delivered from Leading Asia to Fuhua concurrently herewith.

"Leading Asia Indemnitees" has the meaning set forth in Section 7.10 of this Agreement.

"Leading Asia Material Adverse Effect" has the meaning set forth in Section 3.1 of this Agreement.

"Leading Asia Stock" has the meaning set forth in the Background Section of this Agreement.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"Party" has the meaning set forth in the Preamble of this Agreement.

"PRC" means the People's Republic of China, not including Taiwan, Hong Kong and Macau.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" has the meaning set forth in the Background Section of this Agreement.

 "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"TMK" has the meaning set forth in the Preamble of this Agreement.

"Transactions" has the meaning set forth in Section 1.2 of this Agreement.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.

"Unitech" has the meaning set forth in the Preamble of this Agreement.

"Voting Fuhua Debt" has the meaning set forth in Section 4.3 of this Agreement.

"Voting Leading Asia Debt" has the meaning set forth in Section 3.3 of this Agreement.